Exhibit 99.1

NEWS RELEASE

For Immediate Release

CONTACTS:

Investors: Punit Dhillon, OncoSec Medical 858-361-6259 investors@oncosec.com

Media:     Jeff Richardson, Richardson & Associates 805-491-8313 jeff@richardsonglobalpr.com

OncoSec Medical Licenses Non-DNA Vaccine Tumor Therapy Technology from Inovio Pharmaceuticals

OncoSec to develop and commercialize electrochemical and cytokine tumor therapy applications of electroporation technology

SAN DIEGO, CA, Mar. 15, 2011 — OncoSec Medical Inc. (OTC BB: ONCS.D), a developer of innovative and proprietary medical approaches to treat solid tumor cancers with unmet medical needs, announced today that it has signed an agreement with Inovio Pharmaceuticals, Inc. (NYSE Amex: INO) providing for the purchase by OncoSec of certain non-DNA vaccine technology and intellectual property relating to electroporation technology useful for electrochemical and cytokine based immune therapies for treating solid tumors. OncoSec will pay Inovio an undisclosed purchase price for the assigned assets and cash fees and a royalty on commercial product sales.

Dr. J. Joseph Kim, Inovio’s president and CEO, said: “As Inovio advances its leadership in the DNA vaccine field with several Phase II clinical studies for cervical dysplasia, leukemia, and hepatitis C virus therapies, we are pleased to enable third parties to commit their focus and resources to achieve the commercial potential of Inovio’s non-DNA vaccine assets. Prior clinical testing of our selective electrochemical tumor treatment and cytokine cancer therapies produced promising results and we are excited to monetize this electroporation asset for these applications and see its advancement by OncoSec. We wish the company every success in this endeavor.”

Mr. Punit Dhillon, OncoSec’s president and CEO, said: “We are excited to conclude this agreement with Inovio to acquire this promising technology for locally targeted cancer treatments, which have previously achieved important clinical outcomes, and immediately begin the implementation of our clinical development and commercialization plan. There are millions of people in the US alone who face detrimental cosmetic, functional and pain outcomes resulting from the invasive treatments used today for various skin and other cancers — in addition, the nature of current treatments results in high treatment and post-treatment costs to the medical system.”

The electroporation technology being sold and licensed to OncoSec is based on Inovio’s industry-leading electroporation technology platform that, in addition to DNA vaccines and immune therapeutics, can also be used to efficiently deliver a chemotherapeutic or cytokine agent for the treatment of cancer. When these chemotherapeutic or cytokine agents are injected into a selected treatment area such as a tumor and the predominantly healthy tissue in the margin surrounding a tumor, they have been shown to selectively and quickly destroy the tumor and cancer cells in the tumor margin. The chemotherapeutic agent acts by directly killing cancerous cells at the delivery site. Cytokine agents act by inducing broad, non-antigen specific immune responses that have been shown to kill cancerous cells. These therapies enable heightened concentrations of medicine to be directed to the cancer while reducing overall dosage and moderating or eliminating side effects associated with systemically-applied therapeutic approaches. This optimized delivery is enabled by Inovio’s proprietary electroporation process, which locally applies brief controlled electrical pulses to cells to temporarily and reversibly increase permeability of the cell membranes in selected tissue and dramatically increase cellular uptake of the previously injected agent as seen in previous animal studies and earlier human clinical trials.

OncoSec Medical Inc. • 11494 Sorrento Valley Road, Suite A • San Diego, California 92121-1318

Telephone: (858) 361-6259 • Fax: (858) 777-5481

About OncoSec Medical Inc.

OncoSec (OTC BB: ONCS.D), based in San Diego, California, designs, develops and commercializes innovative and proprietary medical approaches to treat solid tumor cancers with unmet medical needs or where currently approved therapies are inadequate based on their efficacy level or side effect profile. The company’s therapies are based on the use of electroporation delivery in combination with an approved chemotherapeutic drug or a cytokine agent to treat solid tumors. More information is available at www.oncosec.com.

About Inovio Pharmaceuticals, Inc.

Inovio is developing a new generation of vaccines, called DNA vaccines, to treat and prevent cancers and infectious diseases. These SynCon™ vaccines are designed to provide broad cross-strain protection against known as well as newly emergent strains of pathogens such as influenza. These vaccines, in combination with Inovio’s proprietary electroporation delivery devices, have been shown to be safe and generate significant immune responses. Inovio’s clinical programs include three separate programs in Phase II clinical studies, including VGX-3100 for treating cervical dysplasia and cancer. Other Inovio clinical programs include those for avian flu (preventive) and HIV vaccines (both preventive and therapeutic). Inovio is developing universal influenza and other vaccines in collaboration with scientists from the University of Pennsylvania. Other partners and collaborators include Merck, ChronTech, National Cancer Institute, U.S. Military HIV Research Program, NIH, HIV Vaccines Trial Network, University of Southampton, and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.

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This press release contains forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition and market conditions. These and additional risks and uncertainties are more fully described in OncoSec’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward looking statements which speak only as of the date they are made. OncoSec disclaims any obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.